CERTIFICATE OF INCORPORATION WITH RESPECT TO
                        CINERGY GLOBAL POWER IBERIA, S.A.

The underdesigned, Cesar Rodriguez, attorney-at-law, officiating under Oviedo's Bar Association, declares that:

     1.- CINERGY GLOBAL POWER IBERIA, S.A.,hereinafter referred to as: "The Company"-is a company with limited liability, organised under the laws of Spain, having its registered office at Paseo de la Castellana 23, Madrid, Spain, and having its offices at such place, and being registered on the Mercantile Register of Madrid under number M-221995.

     2.- according to the registration of the aforementioned Mercantile Register, the Articles of Association of the Company have not been amended since its incorporation, executed before D. Vicente Moreno-Torres Camy civil law notary, officiating in Madrid;

     3.- ACCORDING TO ARTICLE 2 OF THE RECENT ARTICLES OF ASSOCIATION OF THE COMPANY, THE OBJECTS OF THE COMPANY ARE TO ASSESS, DEVELOP, CONSTRUCT, EXPLOIT AND/OR OPERATE ON EITHER GENERATION OR COMMERCIALISATION OF ELECTRIC ENERGY. The listed activities can be developed indirectly, totally or in part, through the participation in other companies, with similar or identical object.

     4.- The Company can give securities for debts of group-companies and of its shareholders.

     5.- the Company can hold shares/shares in, manage and finance these enterprises.

     6.-  according  to  the  registration  of  the  aforementioned   Mercantile
     Register, the following persons or entities are directors of the Company:

     a)   Mr.  John  Bryant,   born  on  11  June  1946,   married,  of  British
          nationality, residing at 105 Home Park, Wimbledon, London SW19 7HT, England.

     b) Mr. Derek John Spencer, born on 29 May 1941, married, of British nationality, residing at Paseo de la Castellana, n degree 23, Esc.1(a), 1 degree de Madrid.

     c) Mr. Francisco Rausell Solari, born on 16 December 1952, married, of Spanish nationality, residing at calle Padre Claret, 6, 7 degree B, Madrid



Signed at Madrid on March 29, 1999

Fdo. Cesar Rodriguez                         Fdo. Francisco Rausell Solari
                                             Director